UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2014

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

480 Arsenal Street

Building 1, Suite 120

Watertown, Massachusetts 02472

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On April 2, 2014, Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), issued a press release announcing the appointment of Pankaj Bhargava, M.D., as the Company’s chief medical officer commencing March 31, 2014. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Dr. Bhargava, 45, was Associate Vice President at Sanofi Oncology from February 2011 to March 2014 prior to joining the Company, where he led the global development of aflibercept (ZALTRAP™) culminating in successful approvals by the U.S. Food and Drug Administration (FDA), European Medicines Agency and several other regulatory authorities worldwide. Dr. Bhargava also served as the Gastrointestinal Oncology Therapeutic Leader, Chairman of Protocol Review Committee, and a member of the Development Leadership Team at Sanofi Oncology Division. Prior to joining Sanofi, Dr. Bhargava was Vice President Clinical Research and Interim Chief Medical Officer at AVEO Pharmaceuticals, Inc. (NASDAQ: AVEO) from November 2006 to February 2011, where he led its clinical programs across all indications spanning from Phase 1 to Phase 3 development and was responsible for clinical and regulatory strategy, clinical development, operations, pharmaco-vigilance and joint development with alliance partners, among other things. Dr. Bhargava currently serves as an Attending Physician at Dana-Farber Cancer Institute and part-time faculty member at Harvard Medical School. Dr. Bhargava holds an M.B., B.S. degree from the University of Delhi, India, and is an alumnus of Harvard Business School Executive Education Program. Dr. Bhargava is U.S. Board Certified in Internal Medicine, Medical Oncology and Clinical Pharmacology, and did an advanced fellowship in Developmental Therapeutics at the Lombardi Cancer Center, Georgetown University.

The Company entered into an employment agreement with Dr. Bhargava dated as of March 7, 2014. The agreement provides that his employment is “at-will” and does not include a specified term. Under the agreement, Dr. Bhargava will receive an annual base salary initially established at $340,000 and will be eligible for an annual incentive bonus, with his target bonus being 40 percent of his base salary. The board of directors of the Company will determine his actual bonus amount based on an assessment of the performance of the Company and Dr. Bhargava during the year. The agreement also provides for Dr. Bhargava to receive a stock option to purchase up to 264,808 shares of common stock of the Company at an exercise price equal to the closing price of the common stock on the date of grant. The option will vest over a four-year period, subject to Dr. Bhargava’s continued employment through each vesting date, and will fully vest upon a change in control of the Company. The agreement also provides for Dr. Bhargava to participate in the Company’s benefit programs made available to its senior executives generally.

Under the employment agreement, if Dr. Bhargava’s employment is terminated by the Company without cause or by him for good reason (as such terms are defined in the agreement), he will be entitled to receive cash severance equal to six months of his base salary and reimbursement of his COBRA premiums for up to six months. If such a termination occurs within one year after a change in control of the Company, Dr. Bhargava will be entitled to receive cash severance equal to twelve months of his base salary and reimbursement of his COBRA premiums for up to twelve months. Dr. Bhargava’s right to receive these severance benefits is subject to his providing a release of claims in favor of the Company.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release titled “Dicerna Pharmaceuticals Appoints Dr. Pankaj Bhargava as Chief Medical Officer” issued by Dicerna Pharmaceuticals, Inc. on April 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2014	DICERNA PHARMACEUTICALS, INC.

	By:	/s/ James E. Dentzer
James E. Dentzer
Chief Financial Officer

EXHIBIT INDEX

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release titled “Dicerna Pharmaceuticals Appoints Dr. Pankaj Bhargava as Chief Medical Officer” issued by Dicerna Pharmaceuticals, Inc. on April 2, 2014.